UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 25, 2013
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on the Form 8-K filed by Warren Resources, Inc. (the “Company”) on December 26, 2012, Stephen L. Heiter, Executive Vice President, informed the Company on December 19, 2012 that he was retiring from his position effective on January 25, 2013 (“Separation Date”), and Ronald J. Morin, Senior Vice President - Development, also informed the Company on December 19, 2012 that he was retiring from his position effective on January 25, 2013.

In connection with their separation, on January 24, 2013, the Company entered into a Separation and General Release Agreement (“Separation Agreement”) with each of Mr. Heiter and Mr. Morin. A copy of Mr. Heiter’s Separation Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference, and a copy of Mr. Morin’s Separation Agreement is filed as Exhibit 10.2 hereto and incorporated herein by reference. The following summary of the Separation Agreements does not purport to be complete and is qualified in its entirety by reference to the attached Separation Agreements.

Pursuant to the Separation Agreements, each of Mr. Heiter and Mr. Morin agreed that all prior agreements, including the offer letters dated as of June 29, 2011, between them and the Company are terminated. They further granted a general release of claims in exchange for the severance consideration and benefits provided to them under the agreements, as follows:

•                  A severance payment equal to nine months of their annual base salary, as in effect immediately prior to the Separation Date, which amount is $256,266 for Mr. Heiter and $215,522 for Mr. Morin, minus all tax withholdings required by law and other authorized deductions, to be paid by February 22, 2013.

•                  Each party also is to receive their annual incentive bonus for 2012, and prorata bonus through January 25, 2013, which amount is $235,300.46, for Mr. Heiter and $138,523.53 for Mr. Morin, minus all tax withholdings required by law and other authorized deductions, to be paid on or before February 22, 2013.

•                  Certain restricted stock units granted to Messrs. Heiter and Morin pursuant to the Warren Resources, Inc. 2010 Stock Incentive Plan (the “Plan”) that were unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of their continued employment with the Company) vested time-prorated for the period of employment.

•                  Certain stock options granted to Messrs. Heiter and Morin pursuant to the Plan to purchase Warren common stock that are unvested and unexpired on the Separation Date and that otherwise would have vested (solely by virtue of their continued employment with the Company) vested time-prorated for the period of employment and were non-forfeitable and immediately exercisable as of the Separation Date continuing for a period of one year, at which time all unexercised stock options granted to Executive shall expire.

In addition, the Separation Agreements provide that each of Mr. Heiter and Mr. Morin shall pay 10% and the Company shall pay or reimburse 90% of the premium payments under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended, for Mr. Heiter and Mr. Morin under the Company’s group medical and dental plans for a period of one year.

The Company also retained Mr. Heiter as a consultant for a period of three months after the Separation Date to perform such services as may be reasonably requested in writing by the Company for a monthly retainer of $10,000, payable in arrears on the last day of each month; provided that, without his prior consent, he shall not be required to devote more than 50 hours in any calendar month to the performance of any consulting services.

Pursuant to applicable law, the Separation Agreements are revocable by each of Mr. Heiter and Mr. Morin for 21 days.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Title

10.1	Separation and General Release Agreement dated effective as of January 25, 2013 between the Company and Stephen L. Heiter

10.2	Separation and General Release Agreement dated effective as of January 25, 2013 between the Company and Ronald J. Morin

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 29, 2013

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ David E. Fleming
David E. Fleming,
Senior Vice President, General Counsel & Secretary

Exhibit	Title

10.1	Separation and General Release Agreement dated effective as of January 25, 2013 between the Company and Stephen L. Heiter

10.2	Separation and General Release Agreement dated effective as of January 25, 2013 between the Company and Ronald J. Morin